UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-229935

UNDER

THE SECURITIES ACT OF 1933

LAIX Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building C2, No. 1687 Changyang Road

Yangpu District, Shanghai 200090

People’s Republic of China

+86-21-3511-7188

(Address of principal executive office)

2014 Equity Incentive Plan

Amended and Restated 2018 Share Incentive Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

LAIX Inc. (the “Registrant”) is filing this post-effective amendment No. 1 (“Post-Effective Amendment”) to the registration statement on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement No. 333-229935, filed with the Securities and Exchange Commission on February 28, 2019, with respect to a total of 11,000,000 Class A ordinary shares of the Registrant, par value US$0.001 per share (the “Class A Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s 2014 Equity Incentive Plan and Amended and Restated 2018 Share Incentive Plan.

On June 17, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Laix Infinite Co. Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Prilingo Merger Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”). On October 11, 2022 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant being the surviving company and becoming a wholly-owned subsidiary of Parent (the “Merger”). Upon the completion of the Merger, the Registrant became a privately held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on October 12, 2022.

LAIX Inc.

By:	/s/ Yi Wang
Name:	Yi Wang
Title:	Chairman of the Board of Directors and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.